Exhibit 5.2

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193 Tel 212.351.4000 www.gibsondunn.com

April 23, 2018

South Jersey Industries, Inc.

1 South Jersey Plaza

Folsom, NJ 08037

Re:	South Jersey Industries, Inc. Registration Statement on Form S-3 (File No. 333-211259)

Dear Sirs:

We have acted as special counsel to South Jersey Industries, Inc., a New Jersey corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of an Amendment No. 1 to the Company’s Registration Statement on Form S-3 (File No. 333-211259) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included therein, the prospectus supplement, dated April 17, 2018, filed with the Commission on April 17, 2018 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”), and the offering by the Company pursuant thereto of 5,750,000 Equity Units (the “Equity Units”), with each Equity Unit consisting of a purchase contract (the “Purchase Contract”) to purchase shares of the Company’s common stock and, initially, a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of the Company’s 2018 Series A 3.70% Remarketable Junior Subordinated Notes due 2031 (the “Notes”).

The Notes are being issued pursuant to the Indenture dated as of April 23, 2018 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a first supplemental indenture thereto, dated April 23, 2018, relating to the Notes (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”) between the Company and the Trustee.

The Purchase Contracts are being issued pursuant to a Purchase Contract and Pledge Agreement between the Company and U.S. Bank National Association, as purchase contract agent, collateral agent, custodial agent and securities intermediary (the “Purchase Contract Agreement”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, the Supplemental Indenture, the Purchase Contracts, the Notes and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

April 23, 2018

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.      The Equity Units are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

2.      The Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

3.      The Purchase Contracts are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A.            We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York. This opinion is limited to the effect of the current state of the laws of the State of New York and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.            The opinions above are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C.            We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws, (iii) any purported fraudulent transfer “savings” clause, (iv) any provision waiving the right to object to venue in any court; (v) any agreement to submit to the jurisdiction of any Federal court; or (vi) any waiver of the right to jury trial.

April 23, 2018

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Validity of the Securities” in the Registration Statement and the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP